Exhibit 11

                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
            Computation of Dilution (Anti-dilution) of Earnings Per Share
                            Resulting from Common Stock Equivalents

                       (Thousands of dollars except share data)

   The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:
                                                      Three Months Ended
                                                           March 31,
                                                      1994          1993

        Net earnings (loss)                        $   (2,540)   $    1,630

        Weighted average number of
         shares outstanding during period           5,106,961     5,105,429


        Weighted average number of maximum
         shares subject to exercise under
         outstanding stock options at end
         of period                                    290,791       144,645
                                                    5,397,752     5,250,074

        Less treasury shares assumed purchased
         with proceeds from assumed exercise of
         outstanding options (a)                      282,330       138,323

        Weighted average number of common
         shares and equivalent common
         shares outstanding after assumed
         exercise of options                        5,115,422     5,111,751

        Pro forma earnings (loss) per share
         based on above assumptions (b)             $    (.50)    $     .32

        Earnings (loss) per share as reported       $    (.50)    $     .32


        (a) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options aggregated $6,242,315 and $3,080,445 in the three-month periods ended March 31, 1994 and 1993; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

        (b) Pro forma earnings per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.